VITESSE ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS, INCREASES QUARTERLY CASH DIVIDEND TO $0.5625 AND ISSUES 2025 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE

GREENWOOD VILLAGE, Colo. – March 11, 2025 – Vitesse Energy, Inc. (NYSE: VTS) (“we,” “our,” “Vitesse,” or the “Company”) today reported the Company’s fourth quarter and full year 2024 financial and operating results, declared an increased quarterly cash dividend and issued 2025 guidance for production and capital expenditures.

HIGHLIGHTS

•Declared a quarterly cash dividend of $0.5625 per common share to be paid on March 31, 2025, a 7% increase from the prior quarter

•Closed previously announced accretive acquisition of Lucero Energy Corp. (“Lucero”) on March 7, 2025

•Full year 2024 net income of $21.1 million and Adjusted Net Income(1) of $35.7 million

•Full year 2024 Adjusted EBITDA(1) of $156.8 million

•Full year 2024 cash flow from operations of $155.0 million and Free Cash Flow(1) of $51.2 million

•Full year 2024 production of 13,003 barrels of oil equivalent (“Boe”) per day (69% oil)

•Full year 2024 total cash development capital expenditures and acquisition costs of $115.2 million

•Total debt of $117.0 million and Net Debt to Adjusted EBITDA ratio(1) of 0.73

(1) Non-GAAP financial measure; see reconciliation schedules at the end of this release

MANAGEMENT COMMENTS

“Throughout 2024, our assets continued to perform as expected and enabled us to pay $2.075 per share to our shareholders through the dividend during the year,” commented Bob Gerrity, Vitesse’s Chairman and Chief Executive Officer. “Our recently completed Lucero acquisition is expected to be accretive to all key financial metrics and supports today’s increase in the dividend to an annualized rate of $2.25 per share. We believe we are well positioned operationally and financially to pursue additional acquisitions facilitated by the continued evolution of our proprietary database, Luminis, which enhances our evaluation process.”

STOCKHOLDER RETURNS

Vitesse’s Board of Directors declared its first quarter 2025 cash dividend for Vitesse’s common stock of $0.5625 per share for stockholders of record as of March 21, 2025, which will be paid on March 31, 2025.

On December 31, 2024, the Company paid its fourth quarter cash dividend of $0.525 per share to common stockholders of record as of December 16, 2024.

FINANCIAL AND OPERATING RESULTS

Full Year 2024

Net income was $21.1 million and Adjusted Net Income was $35.7 million. Adjusted EBITDA was $156.8 million. See “Non-GAAP Financial Measures” below.

Oil and natural gas production averaged 13,003 Boe per day. Oil represented 69% of production and 95% of total oil and natural gas revenue. Total revenue, including the effects of our realized hedges, was $247.1 million.

Vitesse’s average realized oil and natural gas prices before hedging were $69.94 per Bbl and $1.34 per Mcf, respectively. The Company had hedges covering 59% of oil production and its realized oil price with hedging was $71.48 per Bbl.

Lease operating expenses were $47.6 million, or $10.00 per Boe. General and administrative expenses totaled $23.5 million, or $4.94 per Boe. Excluding one-time costs related to the Lucero acquisition, G&A was $4.47 per Boe.

Fourth Quarter 2024

Net loss was $5.1 million and Adjusted Net Income was $6.1 million. Adjusted EBITDA was $37.0 million. See “Non-GAAP Financial Measures” below.

Oil and natural gas production averaged 12,945 Boe per day. Oil represented 68% of production and 94% of total oil and natural gas revenue. Total revenue, including the effects of our realized hedges, was $59.8 million.

Vitesse’s average realized oil and natural gas prices before hedging were $64.78 per Bbl and $1.50 per Mcf, respectively. The Company had hedges covering 60% of oil production and its realized oil price with hedging was $69.51 per Bbl.

Lease operating expenses were $11.9 million, or $10.00 per Boe. General and administrative expenses totaled $8.2 million, or $6.87 per Boe, which included $2.2 million of one-time costs related to the Lucero acquisition. Excluding these costs, G&A was $5.00 per Boe.

RESERVES

Total proved reserves at December 31, 2024 decreased 1% from December 31, 2023 to 40.3 million Boe (68% proved developed). Proved developed reserves at December 31, 2024 decreased 4% from December 31, 2023 to 27.2 million Boe, while proved undeveloped reserves increased 8% to 13.0 million Boe. To comply with SEC guidelines, proved undeveloped reserves are limited to those locations that are reasonably certain to be developed over the next five years.

Total proved reserves at December 31, 2024 had an associated Standardized Measure of $506.3 million and PV-10 value of $586.6 million (78% proved developed). The decrease in Standardized Measure and PV-10 from year end 2023 is primarily related to the reduction in the net realized oil and natural gas prices used in accordance with the SEC’s rules regarding reserve reporting from $74.45/Bbl to $70.36/Bbl for oil and $1.71/Mcf to $1.20/Mcf for natural gas. These prices represent an average price equal to the 12-month unweighted arithmetic average of the first day of the month prices for each of the preceding 12 months, adjusted for location and quality differentials, unless prices are defined by contractual arrangements, excluding escalations based on future conditions (“SEC Pricing”).

	SEC PRICING PROVED RESERVES (1)
	RESERVES VOLUMES				PV-10 (3)
RESERVE CATEGORY	OIL (MBbls)	NATURAL GAS (MMcf)	TOTAL (MBoe) (2)	%	AMOUNT (in thousands)	%
PDP Properties	16,867	57,247	26,408	66%	$438,585	75%
PDNP Properties	564	1,638	837	2%	19,731	3%
PUD Properties	9,924	18,679	13,038	32%	128,274	22%
Total	27,355	77,564	40,283	100%	$586,590	100%

(1)Oil and natural gas reserve quantities and related discounted future net cash flows are valued as of December 31, 2024 and are derived from a WTI price of $76.32 per Bbl and Henry Hub natural gas price of $2.13 per MMBtu, adjusted for 2024 differentials. Under SEC guidelines, these prices represent the average prices per Bbl of oil and per MMBtu of natural gas at the beginning of each month in the twelve-month period prior to the end of the reporting period.
(2)MBoe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every six Mcf of natural gas.
(3)PV-10 is a non-GAAP financial measure that does not include the effects of income taxes on future net revenues, and is not intended to represent fair market value of our oil and natural gas properties. For a definition of and reconciliation of PV-10 to its nearest GAAP financial measure, see the reconciliation schedule at the end of this release.

LIQUIDITY AND CAPITAL EXPENDITURES

As of December 31, 2024, Vitesse had $3.0 million in cash and $117.0 million of borrowings outstanding on its revolving credit facility. Vitesse had total liquidity of $121.0 million as of December 31, 2024, consisting of cash and $118.0 million of committed borrowing availability under its revolving credit facility.

In connection with the closing of the Lucero acquisition, Vitesse increased its borrowing base to $315.0 million and its commitments to $250.0 million, increasing its liquidity.

For 2024, the Company invested $94.1 million in development capital expenditures and $21.1 million in acquisitions of oil and gas properties.

During the fourth quarter, Vitesse invested $27.8 million in development capital expenditures and $0.4 million in acquisitions of oil and gas properties.

OPERATIONS UPDATE

As of December 31, 2024, the Company owned an interest in 298 gross (9.7 net) wells that were either drilling or in the completion phase, and another 405 gross (8.0 net) locations that had been permitted for development.

As of the close of the Lucero acquisition on March 7, 2025, Lucero had 2 gross (1.9 net) wells that were either drilling or in the completion phase, and another 6 gross (5.3 net) locations that had been permitted for development.

2025 ANNUAL GUIDANCE

Vitesse expects production on a two-stream basis to be in the range of 17,000 - 18,000 Boe per day for the full year of 2025, an increase of approximately 35% at the midpoint from 2024 levels. First quarter 2025 production is expected to average 14,000 - 15,000 Boe per day based on the March 7, 2025 close of the Lucero acquisition. Vitesse expects total cash capital spending in the range of $130 - $150 million for 2025, weighted towards the first half of the year. Guidance for 2025 includes the completion of 2 gross (1.9 net) operated drilled but uncompleted wells and the anticipated completion of approximately $20 million of incremental acquisitions.

2025 Guidance
Annual Production (Boe per day)	17,000 - 18,000
Oil as a Percentage of Annual Production	66% - 70%
Total Cash Capital Expenditures ($ in millions)	$130 - $150

FULL YEAR 2024 RESULTS
The following table sets forth selected financial and operating data for the periods indicated.

	YEAR ENDED DECEMBER 31,		INCREASE (DECREASE)
($ in thousands, except per unit data)	2024	2023	AMOUNT	PERCENT
Operating Results:
Revenue
Oil	$230,164	$218,396	$11,768	5%
Natural gas	11,834	15,509	(3,675)	(24%)
Total revenue	$241,998	$233,905	$8,093	3%
Operating Expenses
Lease operating expense	$47,599	$39,514	$8,085	20%
Production taxes	21,500	21,625	(125)	(1%)
General and administrative	23,510	23,934	(424)	(2%)
Depletion, depreciation, amortization, and accretion	100,308	81,745	18,563	23%
Equity-based compensation	8,110	32,233	(24,123)	(75%)
Interest Expense	$9,980	$5,276	$4,704	89%
Income Tax Expense	$7,672	$61,946	$(54,274)	(88%)
Commodity Derivative (Loss) Gain	$(2,348)	$12,484	$(14,832)	(119%)
Production Data:
Oil (MBbls)	3,291	2,968	323	11%
Natural gas (MMcf)	8,809	8,232	577	7%
Combined volumes (MBoe)	4,759	4,340	419	10%
Daily combined volumes (Boe/d)	13,003	11,889	1,114	9%
Average Realized Prices before Hedging:
Oil (per Bbl)	$69.94	$73.59	$(3.65)	(5%)
Natural gas (per Mcf)	1.34	1.88	(0.54)	(29%)
Combined (per Boe)	50.85	53.90	(3.05)	(6%)
Average Realized Prices with Hedging:
Oil (per Bbl)	$71.48	$73.99	$(2.51)	(3%)
Natural gas (per Mcf)	1.34	1.88	(0.54)	(29%)
Combined (per Boe)	51.91	54.17	(2.26)	(4%)
Average Costs (per Boe):
Lease operating expense	$10.00	$9.11	$0.89	10%
Production taxes	4.52	4.98	(0.46)	(9%)
General and administrative	4.94	5.52	(0.58)	(11%)
Depletion, depreciation, amortization, and accretion	21.08	18.84	2.24	12%

COMMODITY HEDGING

Vitesse hedges a portion of its expected oil and natural gas production volumes to increase the predictability and certainty of its cash flow and to help maintain a strong financial position to support its dividend. Based on the midpoint of its 2025 guidance, Vitesse has approximately 53% of its 2025 oil production hedged at a weighted average price of $71.16 per barrel and 15% of its 2025 natural gas production hedged at a weighted average floor of $3.73 per MMBtu. The following table summarizes Vitesse’s open commodity derivative contracts scheduled to settle after December 31, 2024, including those entered into in 2025.

SETTLEMENT PERIOD	OIL (Bbls)	WEIGHTED AVERAGE PRICE
Swaps-Crude Oil
2025:
Q1	526,500	$72.55
Q2	649,503	$71.85
Q3	586,503	$69.99
Q4	541,497	$70.25
2026:
Q1	353,997	$66.90
Q2	329,997	$66.90
Q3	119,997	$67.10
Q4	114,003	$67.10

SETTLEMENT PERIOD	GAS (MMBtu)	WEIGHTED AVERAGE PRICE
Costless Collars-Natural Gas
2025:
Q3	941,100	$3.73 floor / $4.89 ceiling
Q4	872,000	$3.72 floor / $4.87 ceiling
2026:
Q1	813,700	$3.72 floor / $4.47 ceiling
Q2	763,700	$3.71 floor / $4.47 ceiling
Q3	720,800	$3.71 floor / $4.47 ceiling
Q4	683,700	$3.71 floor / $4.47 ceiling

SETTLEMENT PERIOD	GAS (MMBtu)	WEIGHTED AVERAGE PRICE
Chicago City Gate / Henry Hub Basis Swaps-Natural Gas
2025:
Q3	941,100	$(0.330)
Q4	872,000	$(0.330)
2026:
Q1	813,700	$(0.107)
Q2	763,700	$(0.106)
Q3	720,800	$(0.106)
Q4	683,700	$(0.106)

The following table presents Vitesse’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented:

	YEAR ENDED DECEMBER 31,
(in thousands)	2024	2023
Realized gain on commodity derivatives (1)	$5,065	$1,166
Unrealized (loss) gain on commodity derivatives (1)	(7,413)	11,318
Total commodity derivative (loss) gain	$(2,348)	$12,484

(1)Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the statements of operations included below. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful, providing a better understanding of our hedge position.

FOURTH QUARTER AND FULL YEAR 2024 EARNINGS CONFERENCE CALL

In conjunction with Vitesse’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Wednesday, March 12, 2025 at 11:00 a.m. Eastern Time.

An updated corporate slide presentation that may be referenced on the conference call will be posted prior to the conference call on Vitesse’s website, www.vitesse-vts.com, in the “Investor Relations” section of the site, under “News & Events,” sub-tab “Presentations.”

Those wishing to listen to the conference call may do so via the Company’s website or by phone as follows:

Website: https://event.choruscall.com/mediaframe/webcast.html?webcastid=KdU38diL

Dial-In Number: 877-407-0778 (US/Canada) and +1 201-689-8565 (International)

Conference ID: 13751521 - Vitesse Energy Fourth Quarter and Full Year 2024 Earnings Call

Replay Dial-In Number: 877-660-6853 (US/Canada) and +1 201-612-7415 (International)

Replay Access Code: 13751521 - Replay will be available through March 19, 2025

UPCOMING INVESTOR EVENT

Vitesse management will be participating in the Roth Conference in Dana Point, CA, March 16 - 18, 2025.

Any investor presentations to be used for this event will be posted prior to the event on Vitesse’s website, www.vitesse-vts.com, in the “Investor Relations” section of the site, under “News & Events,” sub-tab “Presentations.”

ABOUT VITESSE ENERGY, INC.

Vitesse Energy, Inc. is focused on returning capital to stockholders through owning financial interests predominantly as a non-operator in oil and gas wells drilled by leading US operators.

More information about Vitesse can be found at www.vitesse-vts.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding Vitesse’s financial position, operating and financial performance, business strategy, dividend plans and practices, guidance, plans and objectives of management for future operations, and industry conditions are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Vitesse’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in oil and natural gas prices; the pace of drilling and completions activity on Vitesse’s properties; Vitesse’s ability to acquire additional development opportunities; potential acquisition transactions; integration and benefits of acquisitions, including the Lucero acquisition, or the effects of such acquisitions on Vitesse’s cash position and levels of indebtedness; changes in Vitesse’s reserves estimates or the value thereof; disruptions to Vitesse’s business due to acquisitions and other significant transactions; the ultimate timing, outcome, and results of integrating and executing on Lucero’s operations; infrastructure constraints and related factors affecting Vitesse’s properties; cost inflation or supply chain disruption; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the impact of general economic or industry conditions, nationally and/or in the communities in which Vitesse conducts business, including central bank policy actions, bank failures and associated liquidity risks; changes in the interest rate environment, legislation or regulatory requirements; potential changes in US trade policy, including the imposition of tariffs and resulting consequences; conditions of the securities markets; Vitesse’s ability to raise or access capital; cyber-related risks; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war (including the armed conflict in the Middle East and Ukraine) or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Vitesse’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of Vitesse’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause Vitesse’s actual results to differ from those set forth in the forward looking statements.

Vitesse has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Vitesse’s control. Vitesse does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

FINANCIAL INFORMATION

VITESSE ENERGY, INC.
Consolidated Statements of Operations(1)

	FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share data)	2024	2023	2022
Revenue
Oil	$230,164	$218,396	$233,622
Natural gas	11,834	15,509	48,268
Total revenue	241,998	233,905	281,890
Operating Expenses
Lease operating expense	47,599	39,514	31,133
Production taxes	21,500	21,625	24,092
General and administrative	23,510	23,934	19,833
Depletion, depreciation, amortization, and accretion	100,308	81,745	63,732
Equity-based compensation	8,110	32,233	(10,766)
Total operating expenses	201,027	199,051	128,024
Operating Income	40,971	34,854	153,866
Other (Expense) Income
Commodity derivative (loss) gain, net	(2,348)	12,484	(30,830)
Interest expense	(9,980)	(5,276)	(4,153)
Other income	89	140	20
Total other (expense) income	(12,239)	7,348	(34,963)

Income Before Income Taxes	$28,732	$42,202	$118,903

(Provision for) Benefit from Income Taxes	(7,672)	(61,946)	—

Net Income (Loss)	$21,060	$(19,744)	$118,903
Net income attributable to Predecessor common unit holders	—	1,832	118,903
Net Income (Loss) Attributable to Vitesse Energy, Inc.	$21,060	$(21,576)	$—

Weighted average common shares / Predecessor common unit outstanding – basic	30,040,035	29,556,967	438,625,000
Weighted average common shares / Predecessor common unit outstanding – diluted	32,908,225	29,556,967	438,625,000
Net income (loss) per common share / Predecessor common unit – basic	$0.70	$(0.73)	$0.26
Net income (loss) per common share / Predecessor common unit – diluted	$0.64	$(0.73)	$0.26
Net income per Predecessor non-founder MIUs classified as temporary equity–basic and diluted			$—

(1)     Vitesse Energy, LLC is the “predecessor” of Vitesse for financial reporting purposes. As a result, unless otherwise indicated, the 2022 financial and operating data presented or referred to in this release are those of Vitesse Energy, LLC and do not include the financial and operating data of Vitesse Oil, which was acquired as part of the Spin-Off.

VITESSE ENERGY, INC.
Consolidated Balance Sheets

	DECEMBER 31,
(in thousands except shares)	2024	2023
Assets
Current Assets
Cash	$2,967	$552
Revenue receivable	39,788	44,915
Commodity derivatives	3,842	10,038
Prepaid expenses and other current assets	4,314	2,841
Total current assets	50,911	58,346
Oil and Gas Properties-Using the successful efforts method of accounting
Proved oil and gas properties	1,315,566	1,168,378
Less accumulated DD&A and impairment	(563,590)	(464,036)
Total oil and gas properties	751,976	704,342
Other Property and Equipment—Net	182	189
Other Assets
Commodity derivatives	284	1,109
Other noncurrent assets	7,540	1,984
Total other assets	7,824	3,093
Total assets	$810,893	$765,970
Liabilities and Equity
Current Liabilities
Accounts payable	$34,316	$27,692
Accrued liabilities	65,714	32,507
Commodity derivatives	299	—
Other current liabilities	—	204
Total current liabilities	100,329	60,403
Long-term Liabilities
Revolving credit facility	117,000	81,000
Deferred tax liability	72,001	64,329
Asset retirement obligations	9,652	8,353
Commodity derivatives	94	—
Other noncurrent liabilities	11,483	5,479
Total liabilities	310,559	219,564
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 shares issued at December 31, 2024 and 2023, respectively	—	—
Common stock, $0.01 par value, 95,000,000 shares authorized; 32,650,889 and 32,812,007 shares issued at December 31, 2024 and 2023, respectively	326	328
Additional paid-in capital	505,133	567,654
Accumulated deficit	(5,125)	(21,576)
Total equity	500,334	546,406
Total liabilities and equity	$810,893	$765,970

NON-GAAP FINANCIAL MEASURES

Vitesse defines Adjusted Net Income (Loss) as net income (loss) before (i) non-cash gains and losses on unsettled derivative instruments, (ii) non-cash equity-based compensation, (iii) provision for income taxes, and (iv) certain other non-cash items such as material general and administrative costs related to the Lucero acquisition; reduced by the estimated impact of income tax expense.

Net Debt is calculated by deducting cash on hand from the amount outstanding on our revolving credit facility as of the balance sheet or measurement date.

Adjusted EBITDA is defined as net income (loss) before expenses for interest, income taxes, depletion, depreciation, amortization and accretion, and excludes non-cash equity-based compensation and non-cash gains and losses on unsettled derivative instruments in addition to certain other items such as material general and administrative costs related to the Lucero acquisition.

Vitesse defines Free Cash Flow as cash flow from operations, adjusting for changes in operating assets and liabilities, less development of oil and gas properties.

“PV-10” is the present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% to estimate the present value of proved oil and natural gas reserves. PV-10 is a non-GAAP financial measure and is derived from the Standardized Measure, which is the most directly comparable GAAP measure for proved reserves calculated using SEC Pricing. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes discounted at 10%.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of financial performance. Specifically, management believes the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain items that management believes are not indicative of Vitesse’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Vitesse’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. A reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP measure is included below.

RECONCILIATION OF ADJUSTED NET INCOME

(in thousands)	FOR THE THREE MONTHS ENDED DECEMBER 31, 2024	FOR THE YEAR ENDED DECEMBER 31, 2024
Net Income (Loss)	$(5,125)	$21,060
Add:
Unrealized loss on derivative instruments	10,106	7,413
Equity-based compensation	2,257	8,110
G&A costs related to Lucero acquisition	2,229	2,229
Provision (benefit) for income taxes	(1,494)	7,672
Adjusted Income Before Adjusted Income Tax Expense	7,973	46,484

Adjusted Income Tax Expense(1)	(1,858)	(10,831)

Adjusted Net Income (non-GAAP)	$6,115	$35,653

(1)The Company determined the income tax impact on the “Adjusted Income Before Adjusted Income Tax Expense” using the relevant statutory tax rate of 23.3%.

RECONCILIATION OF NET DEBT AND ADJUSTED EBITDA

(in thousands except for ratio)		AT DECEMBER 31, 2024
Revolving Credit Facility		$117,000
Less: Cash		2,967
Net Debt		$114,033

	FOR THE THREE MONTHS ENDED DECEMBER 31, 2024	FOR THE YEAR ENDED DECEMBER 31, 2024
Net Income (Loss)	$(5,125)	$21,060
Add:
Interest expense	$2,470	$9,980
Provision (benefit) for income taxes	(1,494)	7,672
Depletion, depreciation, amortization, and accretion	26,532	100,308
Equity-based compensation	2,257	8,110
Unrealized loss on derivative instruments	10,106	7,413
G&A costs related to Lucero acquisition	2,229	2,229
Adjusted EBITDA	$36,975	$156,772

Net Debt to Adjusted EBITDA ratio		0.73

RECONCILIATION OF FREE CASH FLOW

(in thousands)	FOR THE YEAR ENDED DECEMBER 31, 2024
Net cash provided by operating activities	$155,003
Less: changes in operating assets and liabilities	(9,648)
Cash flow from operations before changes in operating assets and liabilities	145,355
Less: development of oil and gas properties	(94,116)
Free Cash Flow	$51,239

RECONCILIATION OF PV-10

The following table reconciles the PV-10 value of Vitesse’s proved reserves as of December 31, 2024 to the Standardized Measure.

FOR THE YEAR ENDED DECEMBER 31,
(in thousands)	2024
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV10%)	$586,590
Future Income Taxes, Discounted at 10%	(80,259)
Standardized Measure of Discounted Future Net Cash Flows	$506,331

INVESTOR AND MEDIA CONTACT
Ben Messier, CFA
Director – Investor Relations and Business Development
(720) 532-8232
benmessier@vitesse-vts.com